FRANKLIN STREET PROPERTIES REPEAT INVESTORS
(1994 - 2010)
$1,824,000,000


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Essex Lane
Reata
One Tech
NAOP
Franklin
Weslayan
Park Seneca
Santa
Piedmont
Siverside
Hillview
Telecom
Forest Pk
Southfield
Blue Ravine
Bollman
Austin
Gateway
Lyberty
Gael
Goldentop
Centennial
Willow
Meadow
Timberlake
Federal
Fair Lakes
Northwest
Timberlake East
Merrywood
Plaza
Park Ten
Montague
Addison
Royal Ridge
Collins Crossing
Innsbrook
380 Interlocken
Blue Lagoon Dr
Eldridge Green
Highland Place I
Satellite Place
1441 Main Street
5601 Exec Dr
505 Waterford
Galleria North
Park Ten Development
Energy Tower I
Phoenix Tower
50 South Tenth Street
303 East Wacker Dr
Grand Boulevard
385 Interlocken
Lakeside Crossing II
New
Repeat